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Exhibit 10.14

FIFTH AMENDMENT

        THIS FIFTH AMENDMENT ("Amendment"), dated as of February 19, 2004 (the "Amendment Date"), is made between (i) INTRADO INC. ("Intrado"), INTRADO COMMUNICATIONS INC. ("ICI") and INTRADO COMMUNICATIONS OF VIRGINIA INC. ("ICIV") (Intrado, ICI and ICIV, individually and collectively, "Borrower"); and (ii) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Lender");

W I T N E S S E T H:

        WHEREAS, pursuant to a certain Loan and Security Agreement, dated as of July 31, 2001, made between Borrower and Lender (hereinafter, as amended to date, called the "Loan Agreement"), Lender agreed to extend credit to Borrower in accordance with, and subject to, the terms and conditions therein contained; and

        WHEREAS, Borrower has notified Lender that pursuant to a certain Share Purchase Agreement ("Purchase Agreement") to be entered into between Intrado and the shareholders (collectively, "Sellers") of bmd wireless AG, Zug, a corporation organized under the laws of Switzerland ("BMD"), Intrado intends to acquire all of the issued and outstanding shares of BMD, such that BMD will become a wholly-owned Subsidiary of Intrado, in exchange for a purchase price consisting of (a) $3,999,998 in cash, (b) 700,002 shares of Intrado's common stock, (c) the repayment of debt of BMD to certain of the Sellers in the aggregate principal amount of CHF 319,667.05 and (d) a certain earn-out payment pursuant to which, based on BMD's revenue for its fiscal year ending December 31, 2004, Intrado may issue to the Sellers up to 200,000 additional shares of its common stock ("Sellers' Earnout"), and that, in connection with such purchase, Intrado will pay to BMD's representative, White Hawk Associates, LLC, a broker's fee in the amount of (a) $200,000 in cash, (b) 35,000 shares of Intrado's common stock and (c) a certain earn-out payment equal to five percent (5%) of the Sellers' Earnout (all of the foregoing, collectively, the "BMD Acquisition"); and

        WHEREAS, pursuant to Section 5(a) of the Loan Agreement, Intrado is prohibited from consummating the BMD Acquisition without obtaining the prior written consent of Lender; and

        WHEREAS, Borrower has requested that Lender consent to the BMD Acquisition, and, subject to the terms of this Amendment, Lender is willing to grant such consent; and

        WHEREAS, Borrower has further requested that Lender (a) amend Section 5(a) of the Loan Agreement in order to permit Borrower to consummate, on a limited basis, future acquisitions, and (b) amend Section 5(c) of the Loan Agreement in order to permit Borrower to make advances, on a limited basis, to BMD; and

        WHEREAS, subject to the terms and conditions of this Amendment, Lender is willing to make such additional accommodations to Borrower;

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrower and Lender agree as follows:

        1.    Incorporation of Definitions.    Capitalized terms used hereinbelow, but not expressly redefined hereinbelow, shall have the meanings given to such terms in the Loan Agreement, as amended hereby.

        2.    Consent to BMD Acquisition.    Lender hereby consents to the consummation of the BMD Acquisition; provided, however, that (i) such consent is subject to the satisfaction of each of the conditions precedent set forth in Section 10 hereof, (ii) such consent shall become void and of no further force or effect unless such conditions precedent are satisfied, and the BMD Acquisition is consummated, on or prior to February 29, 2004 and (iii) such consent is limited to the BMD Acquisition and shall not be deemed to be a consent to any other matter prohibited pursuant to the Loan Agreement.

        3.    Certain Pledge Agreements.    Borrower hereby agrees with Lender that within sixty (60) days after the date of this Amendment, Borrower will (i) take all actions necessary to cause Lender's security interest in sixty-five percent (65%) (or such greater percentage as could not reasonably be expected to cause the undistributed earnings of the applicable Subsidiary, as determined for U.S. federal income tax purposes, to be treated as a deemed dividend to Borrower) of the Stock of each of BMD and Intrado's Subsidiary,                         ("Irish Subsidiary"), to be perfected under the laws of the United States and the laws of the respective countries of organization of each such Subsidiary, and (ii) deliver to Lender opinions of counsel satisfactory to Lender, in form and substance satisfactory to Lender, confirming such perfection and as to such other matters as Lender shall require. Borrower's failure to comply with this covenant shall constitute an Event of Default as to which Lender shall be entitled to exercise all of its rights and remedies under the Loan Agreement and the other Loan Documents.

        4.    Amendment to Section 5(a) of the Loan Agreement.    Section 5(a) of the Loan Agreement is hereby amended by adding at the end of such Section the following provison;

    provided, however, that Borrower may (A) consummate the "BMD Acquisition" (as defined in the Fifth Amendment) subject to the terms of the Fifth Amendment, and (B) acquire all or substantially all of the assets or Stock of any Person (the "Target") (in each case, a "Permitted Acquisition") and, in connection with any Permitted Acquisition, may form a Subsidiary ("Holding Subsidiary") to hold the acquired assets subject to the satisfaction of each of the following conditions:

              (i)  Lender shall receive written notice of such proposed Permitted Acquisition at least twenty (20) days prior to the proposed closing date for such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

             (ii)  such Permitted Acquisition shall only involve assets located in the United States or Canada (except as otherwise approved by Lender) and comprising a business, or those assets of a business, of the type engaged in by Borrower as of the Closing Date, and which business would not subject Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;

            (iii)  such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

            (iv)  no additional Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and Target or any Holding Subsidiary after giving effect to such Permitted Acquisition, except ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

             (v)  the sum of all amounts payable in connection with all Permitted Acquisitions (other than the BMD Acquisition), including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target or any Holding Subsidiary, shall not exceed $15,000,000 in the aggregate;

            (vi)  the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target's financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

           (vii)  the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

          (viii)  at or prior to the closing of any Permitted Acquisition, Lender will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target or Holding Subsidiary as applicable, and Borrower and the Target or Holding Subsidiary shall have executed such documents and taken such actions as may be required by Lender in connection therewith; provided, however, that, with respect to any Target or Holding Subsidiary which is a Foreign Subsidiary (created or acquired with Lender's approval pursuant to clause (ii) above), if the grant of a security interest in all of the assets and Stock of the Target or Holding Subsidiary could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary, as determined for U.S. federal income tax purposes, to be treated as a deemed dividend to Borrower, then the pledge of the Stock of such Foreign Subsidiary shall be limited to sixty-five percent (65%) of the issued and outstanding Stock and the assets of such Foreign Subsidiary shall not be required to be pledged;

            (ix)  Concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Lender, in form and substance reasonably satisfactory to Lender:

            (A)  a pro forma consolidated balance sheet, income statement and cash flow statement of Borrower and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and such Acquisition Pro Forma shall reflect that on a pro forma basis, no Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in Schedule G for the four quarter period reflected in the compliance certificate most recently delivered to Lender pursuant to Section 4.1(b) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition as if made on the first day of such period);

            (B)  updated versions of the most recently delivered Projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "Acquisition Projections") and based upon historical financial data of a recent date reasonably satisfactory to Lender, taking into account such Permitted Acquisition; and

            (C)  a certificate of the chief financial officer of Borrower to the effect that: (x) the Acquisition Pro Forma fairly presents the financial condition of Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrower subsequent to the date thereof based upon the historical performance of Borrower and the Target and show that Borrower shall continue to be in compliance with the financial covenants set forth in Annex G for the one (1) year period thereafter; and (z) Borrower has completed its due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Lender;

             (x)  on or prior to the date of such Permitted Acquisition, Lender shall have received, in form and substance reasonably satisfactory to Lender, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Lender; and

            (xi)  at the time of such Permitted Acquisition and after giving effect thereto, no Default has occurred and is continuing.

        5.    Amendment to Section 5(b) of the Loan Agreement.    Section 5(b) of the Loan Agreement is hereby amended by adding immediately after clause (vi) thereof a new clause (vii) to read as follows:

    and (vii) Indebtedness of BMD to Borrower relative to the intercompany advances permitted pursuant to Section 5(c) hereof;

        6.    Amendment to Section 5(c) of the Loan Agreement.    Section 5(c) of the Loan Agreement is hereby deleted in its entirety and the following revised Section 5(c) is hereby substituted in lieu thereof:

          (c)   enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Subsidiaries, Affiliates or any other Credit Party (including upstreaming and downstreaming of cash and intercompany advances and payments by a Credit Party to or on behalf of a Subsidiary of such Credit Party or to or on behalf of another Credit Party which are not otherwise permitted hereunder) other than (i) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding the Materiality Threshold and (ii) loans or advances made by Borrower to BMD for use by BMD in the ordinary operation of its business; provided, however, that (A) the aggregate amount of such loans and advances outstanding at any time will not exceed Two Million Dollars ($2,000,000) and (B) no such loans or advances will be made if a Default has occurred and is continuing or would result therefrom;

        7.    Amendment to Section 5(f) of the Loan Agreement.    Section 5(f) of the Loan Agreement is hereby amended by inserting after the word "transaction" therein the following parenthetical:

    (including, without limitation, any such sale, transfer or other disposition by a Credit Party to any of its Subsidiaries)

        8.    Amendment to Section 6.1(a) of the Loan Agreement.    Section 6.1(a) of the Loan Agreement is hereby amended by adding the following sentence at the end of such Section:

    Notwithstanding anything contained herein to the contrary the security interest and Lien granted to Lender hereunder in the Stock of any Foreign Subsidiary shall be limited to sixty-five percent (65%) of the issued and outstanding shares of such Stock or such greater percentage as could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiaries, as determined for U.S. federal income tax purposes, to be treated as a deemed dividend to Borrower.

        9.    Amendments to Section 7.1 of the Loan Agreement.    Section 7.1 of the Loan Agreement is hereby amended by inserting after the words "or any other Credit Party" in clauses (f) and (g) thereof the words "or any Subsidiary of any Credit Party".

        10.    Amendments to Defined Terms.    Schedule A to the Loan Agreement is hereby amended by inserting therein the following terms:

          "BMD" shall have the meaning assigned to it in the Fifth Amendment.

          "Fifth Amendment" shall mean that certain Fifth Amendment, dated as of February 20, 2004, between Borrower and Lender, amending this Agreement.

          "Foreign Subsidiary" shall mean any Subsidiary which is organized under the laws of any governmental authority other than the United States or any state of the United States.

        11.    Conditions Precedent.    The consent and amendments set forth herein shall not become effective unless and until (a) Intrado shall have delivered to Lender resolutions of its board of directors, certified by the Secretary or an assistant Secretary of Intrado to be true, correct and complete authorizing Borrower's execution and delivery of, and performance under, this Amendment; (b) Borrower shall have delivered to Lender Projections satisfying the criteria set forth in Section 4.1(d) of the Loan Agreement for its Fiscal Year ending December 31, 2004; (c) Borrower shall have delivered to Lender copies of (i) the Purchase Agreement and all schedules, and exhibits pertaining thereto and all documents to be executed pursuant thereto or in connection therewith, (ii) resolutions of the Board of Directors of Intrado approving the BMD Acquisition, and (iii) copies of all consents or approvals of governmental authorities or other Persons required to be obtained in connection with the consummation of the BMD Acquisition, all certified by the chief executive officer or chief financial officer of Intrado to be true, correct and complete, and all of the foregoing shall be satisfactory to Lender in all respects; (d) Lender shall be satisfied that (i) the assets and Stock of BMD are free and clear of all Liens and (ii) Borrower is not incurring any Indebtedness in connection with the consummation of the BMD Acquisition; (e) Lender shall have received such financial statements and other reports and projections for BMD (or for Borrower and BMD on a consolidated basis) as it shall require and all of the foregoing shall be satisfactory to Lender in all respects; (f) Lender shall have received a description of the current and proposed business, operations and functions of the Irish Subsidiary which shall be satisfactory to Lender in all respects; and (g) Lender shall have received such other reports, agreements and documents as it shall request.

        12.    Effect of Amendment.    This Amendment shall become effective as of the date of satisfaction of the conditions precedent set forth in Section 12 hereof. Except as set forth expressly herein, all terms of the Loan Agreement, as amended hereby, and the Loan Documents, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender. To the extent any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby. In any event, this Amendment and the documents executed in connection therewith shall not, individually or collectively, constitute in any way a novation.

        13.    Inducement Representations.    To induce Lender to enter into this Amendment, Borrower hereby (a) restates and renews each and every representation and warranty heretofore made by it under, or in connection with the execution and delivery of, the Loan Agreement; (b) restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and in the Loan Documents, effective as of the date hereof; (c) certifies that, as of the date hereof, after giving effect hereto, no Event of Default or Default exists; (d) acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in its favor as against Lender with respect to the payment or performance of its Obligations; (e) acknowledges and agrees that Lender's Lien in the Collateral continues in full force and effect as security for all of the Obligations, including, without limitation, all of the Obligations of Borrower under and in respect of the Revolving Credit Loans, the Term Loan and the Second Term Loan and (f) releases Lender from any and all liability for any action taken (or omitted to be taken) by Lender in connection with the Loan Agreement or pursuant thereto through the date of this Amendment.

        14.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles thereof regarding conflicts of laws.

        15.    Costs and Expenses.    Borrower agrees to pay upon request all costs and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and all other Loan Documents executed in connection herewith, the closing hereof, and any other transactions contemplated hereby, including the reasonable fees and out-of-pocket expenses of Lender's legal counsel.

        16.    Entire Agreement.    This Amendment constitutes the entire agreement between Borrower and Lender relative to the subject matter hereof, and supersedes and replaces any understanding or agreement, oral or written, in conflict therewith.

        IN WITNESS WHEREOF, Borrower and Lender have set their hands, effective as of the Amendment Date.

"BORROWER"
INTRADO INC.
By:

Name:

Title:

INTRADO COMMUNICATIONS INC.
By:

Name:

Title:

INTRADO COMMUNICATIONS OF VIRGINIA INC.
By:

Name:

Title:

"LENDER"
GENERAL ELECTRIC CAPITAL CORPORATION
By:

Name:

Title:

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FIFTH AMENDMENT